EXHIBIT 99.1

Sigmatron International, Inc. Reports Financial Results for the Second Quarter of Fiscal 2024

ELK GROVE VILLAGE, Ill., Dec. 08, 2023 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company (the “Company”), today reported revenues and earnings for the fiscal quarter ended October 31, 2023.

Revenues from continuing operations decreased $9.5 million, or 9 percent, to $98.7 million in the second quarter of fiscal 2024, compared to $108.2 million for the same quarter in the prior year. Net income from continuing operations for the second quarter ended October 31, 2023, was breakeven, compared to net income of $3.1 million for the same quarter in the prior year. Diluted income per share from continuing operations for the quarter ended October 31, 2023 was zero, compared to $0.51 income per share for the same quarter in the prior year.

For the six months ended October 31, 2023, revenues from continuing operations decreased $16.6 million, or 8 percent, to $196.8 million, compared to $213.4 million for the same period in the prior year. Net income from continuing operations for the six months ended October 31, 2023, was $0.3 million, compared to net income of $6.2 million for the same period in the prior year. Diluted income per share from continuing operations for the six months ended October 31, 2023 was $0.05, compared to $1.01 income per share for the same period in the prior year.

As previously reported, the Company sold a majority position of its wholly owned subsidiary, Wagz, Inc. (“Wagz”), effective April 1, 2023. As a result, the Company has reported results from Wagz for fiscal 2023 as discontinued operations. For the second quarter ended October 31, 2022, net loss from discontinued operations was $2.2 million. For the six months ended October 31, 2022, net loss from discontinued operations was $4.0 million. Diluted net loss per share from discontinued operations for the second quarter ended October 31, 2022 was $0.37 and was $0.65 for the six month period ending October 31, 2022.

Commenting on SigmaTron’s second quarter, fiscal 2024 results, Gary R. Fairhead, Chief Executive Officer and Chairman of the Board, said “I’m pleased to report a pre-tax profit of $371,928 for a difficult quarter. Revenues were 9% below the second quarter of fiscal 2023, as the weaker general economy continued to affect our customer base. Our revenues were essentially flat from the first quarter of fiscal 2024 and yet we managed to increase our pre-tax profit, up from $107,964 for the first quarter. We continue to make progress in reducing our on-hand inventory, which is a clear objective for the Company.

“As we head into our third quarter, our short-term backlog remains soft as our customers evaluate their inventory levels starting the new calendar year. We expect the third quarter to be difficult and believe revenue levels will start to increase during our fourth quarter. Putting aside the short-term softness, we are excited about our prospects for the first part of fiscal 2025. We have recently been awarded several new contracts with significant upside and the backlog for our current business should start to increase at the same time.

“Regarding the electronic component marketplace, we have seen some modest improvements. However, several semiconductor components remain on allocation or with lead times beyond 52 weeks. We expect supply chain metrics to continue to relax, resulting in shorter lead times. Significant uncertainty remains as we are eleven months out from an election, and geopolitical problems in Ukraine and the Middle East are definitely creating volatility. On balance, we remain positive about the prospects for the Company.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. operates in one reportable segment as an independent provider of electronic manufacturing services (“EMS”). The EMS segment includes printed circuit board assemblies, electro-mechanical subassemblies and completely assembled (box-build) electronic products. The Company and its wholly-owned subsidiaries operate manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China; and Biên Hòa City, Vietnam. In addition, the Company maintains an International Procurement Office and Compliance and Sustainability Center in Taipei, Taiwan. The Company also provides design services in Elgin, Illinois, U.S.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the risks inherent in any merger, acquisition or business combination, including the ability to achieve the expected benefits of acquisitions as well as the expenses of acquisitions; the collectability of aged account receivables; the variability of the Company’s customers’ requirements; the impact of inflation on the Company’s operating results; the availability and cost of necessary components and materials; the impact acts of war may have to the supply chain; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; the costs of borrowing under the Company’s senior and subordinated credit facilities, including under the rate indices that replaced LIBOR; increasing interest rates; the ability to meet the Company’s financial and restrictive covenants under its loan agreements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; public health crises, including COVID-19 and variants; the continued availability of scarce raw materials, exacerbated by global supply chain disruptions, necessary for the manufacture of products by the Company; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; global business disruption caused by the Russian invasion of Ukraine and related sanctions and the Israel-Hamas conflict; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

For Further Information Contact:
SigmaTron International, Inc.
James J. Reiman
1-800-700-9095

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2023	2022	2023	2022

Net sales	98,691,684	108,221,067	196,822,040	213,411,047

Cost of products sold	89,003,929	94,914,988	177,483,065	188,527,748

Gross profit	9,687,755	13,306,079	19,338,975	24,883,299

Selling and administrative expenses	6,613,634	6,506,097	13,456,439	13,035,939

Operating income	3,074,121	6,799,982	5,882,536	11,847,360

Other expense	(2,702,193)	(1,941,017)	(5,402,644)	(2,858,759)

Income before income tax	371,928	4,858,965	479,892	8,988,601

Income tax expense	(343,666)	(1,743,554)	(189,531)	(2,751,850)

Net income from continuing operations	$28,262	$3,115,411	$290,361	$6,236,751

Discontinued operations:
Loss before tax from discontinued operations	-	(2,731,126)	-	(4,954,687)
Tax benefit from discontinued operations	-	487,587	-	966,483

Net loss from discontinued operations	-	(2,243,539)	-	(3,988,204)

Net income	$28,262	$871,872	$290,361	$2,248,547

Net income per common share - basic
Net income per common share - basic from continuing operations	-	0.51	0.05	1.03
Net loss per common share - basic from discontinued operations	-	(0.37)	-	(0.66)

Net income per common share - basic	-	$0.14	$0.05	$0.37

Net income (loss) per common share - diluted
Net income per common share - diluted from continuing operations	-	0.51	0.05	1.01
Net loss per common share - diluted from discontinued operations	-	(0.37)	-	(0.65)

Net income per common share - diluted	-	$0.14	$0.05	0.36

Weighted average number of common equivalent
shares outstanding - assuming dilution	6,190,696	6,145,223	6,166,524	6,159,265

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2023	2023

Assets:

Current assets	$199,833,558	220,466,442

Machinery and equipment-net	35,716,761	35,788,357

Deferred income taxes	2,907,481	2,640,902
Intangibles	1,144,806	1,311,030
Other assets	6,971,753	8,420,468

Total assets	$246,574,359	$268,627,199

Liabilities and stockholders' equity:

Current liabilities	$91,467,508	152,308,599

Long-term obligations	86,452,890	48,227,573

Stockholders' equity	68,653,961	68,091,027

Total liabilities and stockholders' equity	$246,574,359	$268,627,199